NEWS FOR RELEASE: 8/7/00

Contacts  Mike Alwais           Jeffrey Lee               Paul Taylor
          Ramtron               Demer IR Counsel, Inc.    Ampy Automation
          719-481-7131          925-938-2678 x 241        +44 (0) 1778 343560
          alwais@ramtron.com    jlee@demer-ir.com         p.taylor@ampy.co.uk

                        Ampy Automation and Ramtron Announce
                       $65-Million Volume Purchase Agreement

                      Sophisticated Utility Management Program
                        Launches FRAM into High-Volume Sales

COLORADO SPRINGS, CO and PETERBOROUGH, ENGLAND, August 7, 2000 - Ramtron International Corporation (Nasdaq: RMTR) and UK based Ampy Automation Digilog Limited announced today a volume purchase agreement through which Ampy and certain designated manufacturing subcontractors intend to purchase $65,000,000 in FRAM products over the next four years. The products were selected by Ampy for use in various power-metering products targeted at the growing worldwide market for more sophisticated utility distribution management. The agreement specifies the purchase of Ramtron FRAM memory products, ranging from 4-kilobit to 256-kilobit densities. Production of several power meter models is already underway by Ampy, and delivery of new models incorporating Ramtron's higher-density products is expected to begin in 2001. For more information on specific Ampy programs in which Ramtron's FRAM products may be used, refer to www.email.com.au/news/news.htm.

"The non-volatile, fast-write characteristics of FRAM made it the ideal memory component for data-collection applications, such as ours," said Jonathan Elmer, managing director of Ampy. "We have worked with Ramtron for several years and found FRAM to be a high-performance, reliable memory technology and also readily available from Ramtron in production volumes."

"We are delighted with this expansion of our business with Ampy, which has been a customer of Ramtron since 1995," said Don Carrigan, vice president and general manager of Ramtron. "In addition, this application showcases the features of FRAM that we believe will make it a mainstream, high-performance non-volatile memory. Our lower-density products have been used in various metering applications during the past few years, and this earlier success lays the groundwork for customer acceptance of our higher-density parts."

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"Ramtron expects to benefit from two converging trends," said Mike Alwais, director of marketing for Ramtron. "The deregulation of power distribution is now driving more sophisticated and higher performance electronics into the meter, and the Internet is enabling the creation of a home automation portal. The widespread adoption of these more sophisticated meter terminals creates a new on-ramp to the Internet for the consumer, and FRAM is the ideal data storage memory for this application."

Andy Robinson, design manager for Ampy, commented, "Utility meter products have a long life and must perform virtually maintenance free, while providing highly reliable usage data. In the past, it has been difficult to meet all data collection criteria. We have been limited by memory write speed and by the relatively low number of times that the memory could be reliably written. FRAM solves these problems, with margin to spare."

According to Public Utilities Fortnightly, an independent utilities industry research publication, the worldwide utility meter market is expected to grow by at least 10 percent annually, to over $3 billion by 2002. This growth is expected to be driven by the expansion of the power grid in developing countries and the replacement of antiquated electromechanical meters in developed areas.

About Ampy Automation Digilog Limited

Ampy is a leading developer and supplier of electronic power meters to the worldwide power utility market. Ampy Automation was founded in 1962, specialising initially in speed monitoring equipment and from the late 1970's cashless card pre-payment systems. The company pioneered the introduction of card readers into electricity meters. The Ampy product range has expanded to include Polyphase meters, twin element meters, smart card meters, solid-state credit meters, and the Mainstalk remote metering system.

In support of the above range of products, Ampy Automation has expanded its production, commercial and research teams and now has a workforce of over 250 staff. In order to maintain its reputation for high quality and on-schedule delivery, Ampy Automation has invested in a wide range of on-site facilities, such as injection moulding, toolroom facilities, in-house calibration, and certification facilities. The Ampy software development team is now one of the largest and most experienced in the metering industry.

Home page is:  http://www.ampy.co.uk
Ampy's parent company home page is: www.metering.com.au

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About Ramtron

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combine high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionise a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source. The company also develops and markets ultra-high -performance EDRAM memory products through its subsidiary, Enhanced Memory Systems, Inc.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (800-545-3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com

Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

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